Services Agreement

20071210.103. C

Between

Single Touch Interactive, Inc.

And

AT&T Services, Inc.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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1.0	Preamble

1.1 Preamble and Effective Date

This Agreement, effective on the date when signed by the last Party (“Effective Date”), is between Single Touch Interactive, Inc., a Nevada corporation (hereinafter referred to as “Supplier”), and AT&T Services, Inc., a Delaware Corporation (hereinafter referred to as “AT&T”), each of which may be referred to in the singular as “Party” or in the plural as “Parties.”

1.2	Scope of Agreement

	a.	Supplier shall provide to AT&T the Material and Services described in Appendix A, subject to the terms and conditions of this Agreement and pursuant to and in conformance with Orders submitted by AT&T. The applicable price for the Material and Services is specified in Appendix B. Supplier shall not reject any Order for Material or Services described in Appendix A unless the Order includes:

		1.	Delivery Dates to which Supplier has not agreed, prior to the placement of the Order, and which Supplier is unable to meet;

		2.	Special Terms and Conditions to which Supplier has not agreed, prior to placement of the Order, and which are objectionable to Supplier; or

		3.	prices contrary to those established under this Agreement.

	b.	If Supplier rejects an Order, Supplier shall give AT&T written notice stating Supplier’s reasons for rejecting the Order and the modifications, if any, that would make the Order acceptable to Supplier. Supplier shall furnish Materials that conform strictly to the Specifications established under this Agreement. If Supplier is unable to tender conforming Material, Supplier shall not tender non-conforming Material; the Parties agree non- conforming tenders are not an accommodation to AT&T. All Delivery Dates are firm, and time is of the essence.

2.0	Definitions

2.1 Accept or Acceptance

“Accept” or “Acceptance” means AT&T's acceptance of the Material or Services ordered by AT&T and provided by Supplier as specified in Section, Delivery, Performance, and Acceptance. AT&T's Acceptance shall occur no earlier than Supplier's Delivery of Material and/or Services in strict compliance with the Specifications.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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2.2 Acceptance Date

“Acceptance Date” means the date on which AT&T Accepts Material or Services.

2.3 Affiliate

“Affiliate” means a business association that has legal capacity to contract on its own behalf, to sue in its own name, and to be sued, if and only if either (a) such business association owns, directly or indirectly, a majority interest in AT&T (its "parent company"), or (b) a thirty percent (30%) or greater interest in such business association is owned, either directly or indirectly, by AT&T or its parent company.

2.4 Agreement

“Agreement” means the written agreement between the Parties as set forth in this document and the attached appendices and shall include the terms of such other documents as they are incorporated by express reference in this document and the attached appendices.

2.5 Cancel or Cancellation

“Cancel” means to put an end to this Agreement or any Order for breach by the other Party. “Cancellation” means an exercise of a remedy of a Party entitled to Cancel.

2.6 Deliver or Delivery

“Deliver” or “Delivery” occurs (a) for Material, upon (1) AT&T's possession of Material at the destination specified in the Order, if Supplier is not required to provide additional Services (such as installation, configuration, or modification, for example) at the destination, in connection with providing Material, or (2) Supplier’s completion of such additional Services, if Supplier is required to provide such additional Services at the destination in connection with providing Material, and (b) for Services, upon complete provision of the Services.

2.7 Delivery Date

“Delivery Date” means the date on which Supplier is scheduled to complete its Delivery, as established in an Order or this Agreement.

2.8 Documentation or Program Material

“Documentation” or “Program Material” means all documentation, including, but not limited to, user instructions, and training materials.

2.9 End User

“End User” means the individual(s) owning the cellular device calling the #+letters or *+letters (ADC as noted in Appendix A) phone number.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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2.10 Information

“Information” means all ideas, discoveries, concepts, know-how, trade secrets, techniques, designs, specifications, drawings, sketches, models, manuals, samples, tools, computer programs, technical information, and other confidential business, customer or personnel information or data, whether provided orally, in writing, or through electronic or other means.

2.11 Material

“Material” means a unit of equipment, apparatus, components, tools, supplies, material, Documentation, Hardware, or firmware thereto, or Software purchased or licensed hereunder by AT&T from Supplier and includes third party Material provided or furnished by Supplier. Material shall be deemed to include any replacement parts.

2.12 Order

“Order” means such paper or electronic records as AT&T may send to Supplier for the purpose of ordering Material and Services hereunder.

2.13 Service(s)

“Service(s)” means any and all labor or service provided in connection with this Agreement or an applicable Order, including, but not limited to, consultation, engineering, installation, removal, maintenance, training, technical support, repair, programming, and Software maintenance. The term “Services” shall also include any Material, including any Documentation, provided by Supplier in connection with providing the Services.

2.14 Specifications

“Specifications” means (i) Supplier's applicable specifications and descriptions, including any warranty statements, and (ii) AT&T's requirements, specifications, and descriptions specified in, or attached to, this Agreement or an applicable Order, which shall control over an inconsistency with Supplier's specifications and descriptions.

2.15 Terminate or Termination

“Terminate” means to put an end to this Agreement or any Order, either (a) by one Party, pursuant to law or a provision of this Agreement, otherwise than for a breach of the other Party, or (b) by both Parties, by mutual consent. “Termination” means an exercise of a power to Terminate

2.16 Work

“Work” means all Material and Services, collectively, that Supplier is supplying pursuant to Orders placed under this Agreement.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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3.0	General Terms 3.1 Affiliate

Supplier agrees that an Affiliate may transact business under this Agreement and place Orders with Supplier that incorporate the terms and conditions of this Agreement, and that the name “AT&T” is deemed to refer to an Affiliate, when an Affiliate places such an Order with Supplier under this Agreement, or when AT&T places an Order on behalf of an Affiliate, or when an Affiliate otherwise transacts business with Supplier under this Agreement. An Affiliate is solely responsible for its own obligations, including, but not limited to, all charges incurred in connection with such an Order or transaction. Nothing in this Agreement is to be construed to require AT&T to indemnify Supplier, or otherwise assume responsibility, for any acts or omissions of an Affiliate, nor is anything in this Agreement to be construed to require any Affiliate to indemnify Supplier, or to otherwise assume any responsibility for the acts or omissions of AT&T or any other Affiliate.

3.2 Amendments and Waivers
a.	The Parties may not amend this Agreement or an Order except by a written agreement of the Parties that identifies itself as an amendment to this Agreement or such Order and is signed by both Parties, or as otherwise expressly provided below in this Section. No waiver of any right or condition for the benefit of a Party is effective unless given in writing and signed by the Party waiving such right or condition for its benefit. No failure or delay in exercising any right or remedy under this Agreement or an Order operates as a waiver or estoppel of any right or remedy; no failure or delay in requiring the satisfaction of any condition under this Agreement or an Order operates as a waiver or estoppel of any condition; and no course of dealing between the Parties operates as a waiver or estoppel of any right, remedy, or condition. A waiver on one occasion is effective only in that instance, and only for the purpose for which it is given, and is not to be construed as a waiver on any future occasion or against any Affiliate other than the Affiliate that makes such waiver.

b.	AT&T’s project manager may, at any time, make requested changes to the scope of Work, which shall be delivered in writing, and Supplier shall not unreasonably withhold or condition its consent. An equitable adjustment, as reasonably determined by Supplier and mutually agreed to by AT&T, shall be made to the charges and schedule if such change to the scope substantially affects the time of performance or the cost of the Work to be performed under this Agreement. Such cost adjustment shall be made on the basis of the actual cost of the Work, unless otherwise agreed in writing.

3.3 Anticipated Delays in Delivery and Performance

If Supplier becomes aware of any event or circumstance that causes Supplier to anticipate a reasonably certain delay in its performance of its obligations beyond the Delivery Date scheduled in the Order, Supplier shall immediately notify AT&T of the event or circumstance and the length of the anticipated delay. If the events or circumstances causing the anticipated delay are not attributable

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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to any failure of AT&T, then AT&T may Cancel the Order after receipt of such notification. If the events or circumstances may be attributable to the fault of AT&T, to any extent, and the notice required by this Section fails to so attribute them, or if Supplier fails to give such notice, then such failure bars any claim or defense of Supplier based on the fault of AT&T. If for any reason AT&T does not Cancel such Order after receipt of a notice under this Section, then AT&T and Supplier shall negotiate in good faith to modify the Order so as to extend the Delivery Date. If the Parties fail to reach agreement on an extended Delivery Date after negotiating for a reasonable time, or if Supplier fails to meet an extended Delivery Date, AT&T may Cancel the Order.

3.4 Assignment and Delegation

Neither Party may assign, delegate, or otherwise transfer its rights or obligations under this

Agreement, voluntarily or involuntarily, whether by merger, consolidation, dissolution, operation of law, or any other manner, without the prior written consent of the other Party, except as follows: Without securing the consent of the other Party, a Party may assign its rights, or delegate its duties, or both, in whole or in part, to any present or future Affiliate of the Party; or to any third party that assumes the operation of or otherwise acquires any substantial portion of the business of the Party affected by this Agreement or an Order; and, subject to the written approval of AT&T, Supplier may subcontract its performance in accordance with any subcontracting plan incorporated into this Agreement or any Order; and, both Parties may assign their respective right to receive money due hereunder, but any assignment of money will be void if (i) the assignor fails to give the non-assigning Party at least thirty (30) days prior written notice, or (ii) the assignment purports to impose upon the non-assigning Party additional costs or obligations in addition to the payment of such money, or (iii) the assignment purports to preclude AT&T from dealing solely and directly with Supplier in all matters pertaining to this Agreement. Any assignment, delegation or transfer for which consent is required hereby and which is made without such consent given in writing will be void. This Agreement binds and benefits both Parties and their permitted successors and assigns.

3.5 Cancellation and Termination
a. Cancellation

Neither Party shall Cancel this Agreement nor any Order until such Party has first given the other Party a written notice specifying the breach that justifies Cancellation. If the breach is one that by its nature could be cured by the Party receiving such notice (no matter how long it might take), neither Party shall Cancel unless such notice includes a written demand for cure of such breach and gives the receiving Party a reasonable period (which need never exceed thirty (30) days) in which to cure such breach. AT&T is not liable to Supplier for detriment resulting from AT&T’s Cancellation of any Order.

b. Termination

AT&T may Terminate this Agreement or any Order at any time on [Omitted] prior written notice to Supplier.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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c.	Termination Charges

	1.	If AT&T’s breach or unilateral Termination of any Order precludes Supplier from completing Delivery of Materials or Services or post Delivery of Materials of Services, then AT&T shall discharge any and all liability to Supplier for detriment resulting from such breach or unilateral Termination by payment of an amount that does not exceed the greater of:

		i	the price of such Materials and Services, as derived from the Order, or

		ii	the positive difference obtained by subtracting (A) the salvage value of the Materials and Services from (B) the actual costs Supplier incurred to prepare the Materials or perform the Services up to the date of Termination or breach, as determined under Supplier’s normal cost accounting methods for inventory and work in process. For purposes of this Section, “salvage value” includes the proceeds of the sale of the Material and Services to another customer and the costs that Supplier avoids as a result of re-applying Materials and Services to meet other needs of AT&T, the needs of other customers or Supplier’s own internal needs within ninety (90) days following the Delivery Date scheduled in the Order. Supplier shall make reasonable efforts to maximize salvage value.

All such costs, avoided costs, and values are subject to substantiation by proof satisfactory to AT&T before any payment may become due.

	2.	AT&T is not liable to Supplier for any detriment resulting from AT&T’s unilateral Termination of an Order for Materials not specially manufactured for AT&T when AT&T’s Termination of such Order occurs more than thirty (30) days before the Delivery Date. If AT&T incurs a Termination charge as provided in this Section, and AT&T or an Affiliate places an Order for Materials or Services equivalent to those for which such Termination charge is incurred, within sixty (60) days after AT&T incurs such Termination charge, then Supplier shall refund such Termination charge to AT&T. The Termination charge provided in this Section constitutes Supplier’s sole and exclusive remedy for detriment resulting from AT&T’s unilateral Termination of, or breach preventing Delivery under, an Order. AT&T is not liable for any Termination Charges in any case when Termination results from the mutual agreement of the Parties.

d.	Partial Termination and Partial Cancellation

Whenever law or a provision of this Agreement permits AT&T to Terminate or Cancel any Order, AT&T may, at its option, Terminate or Cancel such Order either in whole or in part. If AT&T Terminates or Cancels an Order in part, AT&T shall pay only for such Materials and Services as AT&T Accepts at prices established under this Agreement or, if there are none, at prices calculated

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

20071210.103. C

on the basis of such partially Terminated or Canceled Order, and, unless a Termination Charge applies, AT&T has no obligation to pay for such Materials or Services as AT&T does not Accept.

e. Cancellation of Related Orders

Whenever law or a provision of this Agreement permits AT&T to Cancel any Order, AT&T may also Cancel such other Orders as related to the same transaction or series of transactions as the Order in question.

f. Further Remedies and Obligations upon Cancellation

Upon Cancellation of an Order by AT&T, Supplier shall: (1) refund any amounts AT&T may have previously paid for Material or Services rejected or returned by AT&T; and (2) reimburse AT&T for any cost incurred in (a) returning such Materials to Supplier; and (b) restoring AT&T’s site to its previous condition. If AT&T returns or rejects any Material to which title has already passed, title in such Material shall revert to Supplier when Supplier satisfies its refund and reimbursement obligations under the preceding sentences. Supplier bears the risk that such Materials may be lost or damaged in transit.

3.6 Compliance with Laws

Each Party shall comply with all laws (including all statutes, ordinances, regulations, orders and codes, whether specifically mentioned elsewhere in this Agreement or not) attendant upon that Party’s performance under this Agreement and utilization of the Materials and Services, in every jurisdiction where Supplier performs or AT&T utilizes the Materials or receives the Services. Supplier shall procure all approvals, bonds, certificates, insurance, inspections, licenses, and permits that such laws require for the performance of this Agreement.

3.7 Conflict of Interest

Supplier represents and warrants that no officer, director, employee or agent of AT&T has been or will be employed, retained or paid a fee, or otherwise has received or will receive, any personal compensation or consideration, by or from Supplier or any of Supplier’s officers, directors, employees or agents in connection with the obtaining, arranging or negotiation of this Agreement or other documents entered into or executed in connection with this Agreement.

3.8 Construction and Interpretation
a.	This Agreement has been prepared jointly and has been the subject of arm’s length and careful negotiation. Each Party has been given the opportunity to independently review this Agreement with legal counsel and other consultants, and each Party has the requisite experience and sophistication to understand, interpret and agree to the particular language of its provisions.

Accordingly, the drafting of this Agreement is not to be attributed to either Party.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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b.	Article, Section and paragraph headings contained in this Agreement are for reference purposes only and are not to affect the meaning or interpretation of this Agreement. The word “include” in every form means to include without limitation by virtue of enumeration. Whenever this Agreement refers to a consent or approval to be given by either Party, such consent or approval is effective only if given in writing and signed by the Party giving approval or consent. The singular use of words includes the plural and vice versa.

3.9 Cumulative Remedies

The rights and remedies of the Parties set forth in this Agreement are not exclusive of, but are cumulative to, any rights or remedies now or subsequently existing at law, in equity, by statute or otherwise, except in those cases where this Agreement or an Order specifies that a particular remedy is sole or exclusive, but neither Party may retain the benefit of inconsistent remedies. No single or partial exercise of any right or remedy with respect to one breach of this Agreement or any Order precludes the simultaneous or subsequent exercise of any other right or remedy with respect to the same or a different breach.

3.10 Delivery, Performance and Acceptance

Services performed by Supplier shall be deemed to be Accepted by AT&T when Services are performed to AT&T’s satisfaction. Payments, including progress payments, if any, shall not be construed as Acceptance of Services performed up to the time of such payments. AT&T shall notify Supplier of any Services considered to be unsatisfactory. Supplier shall, at no charge to AT&T, take prompt action to correct such unsatisfactory Services. If such unsatisfactory Services have not been corrected within a reasonable time (not to exceed twenty (20) working days from date of notification), AT&T may, in addition to all other rights and remedies provided by law or this Agreement, Cancel this Agreement and/or any affected Order.

3.11 Duration of Agreement
a.	This Agreement will continue in effect for a term expiring three (3) years from the Effective Date, unless it is Cancelled or Terminated before that date. The Parties may extend the term of this Agreement beyond that date by mutual written agreement.

b.	Any Order in effect on the date when this Agreement expires or is Terminated or Cancelled will continue in effect until such Order either (i) expires by its own terms or (ii) is separately Terminated or Cancelled, prior to its own expiration, as provided in this Agreement. The terms and conditions of this Agreement shall continue to apply to such Order as if this Agreement were still in effect.

3.12 Entire Agreement

This Agreement constitutes the final, complete, and exclusive expression of the Parties’ agreement on the matters contained in this Agreement. All prior written and oral negotiations and agreements, and all contemporaneous oral negotiations and agreements, between the Parties on the matters

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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contained in this Agreement are expressly merged into and superseded by this Agreement. The Parties do not intend that the provisions of this Agreement be explained, supplemented, or qualified through evidence of trade usage or any prior course of dealings or any course of performance under any prior agreement. In entering into this Agreement, neither Party has relied upon any statement, estimate, forecast, projection, representation, warranty, action or agreement of the other Party except for those expressly contained in this Agreement. There are no conditions precedent to the effectiveness of this Agreement other than any expressly stated in this Agreement.

3.13 Force Majeure a. A Party is excused from performing its obligations under this Agreement or any Order if, to the extent that, and for so long as:

	i.	such Party’s performance is prevented or delayed by an act or event (other than economic hardship, changes in market conditions, insufficiency of funds, or unavailability of equipment and supplies) that is beyond its reasonable control and could not have been prevented or avoided by its exercise of due diligence; and

	ii.	such Party gives written notice to the other Party, as soon as practicable under the circumstances, of the act or event that so prevents such Party from performing its obligations.

b.	By way of illustration, and not by limitation, acts or events that may prevent or delay performance (as contemplated by this Section) include: acts of God or the public enemy, acts of civil or military authority, terrorists acts, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, and labor disputes (even if AT&T is involved in the labor dispute).

c.	If Supplier is the Party whose performance is prevented or delayed for more than three (3) weeks, AT&T may elect to with prior written notice:

i.	Terminate, in whole or in part, this Agreement and the affected Order, without any liability to Supplier, or

ii.	suspend this Agreement and the affected Order or any part thereof for the duration of the delay; and (at AT&T’s option) obtain Material and Services elsewhere and deduct from any commitment, under this Agreement or such Order, the quantity of the Material and Services obtained elsewhere or for which commitments have been made elsewhere; and resume performance under this Agreement or such Order when Supplier resumes its performance; and (at AT&T’s option) extend any affected Delivery Date or performance date up to the length of time Supplier’s performance was delayed or prevented.

If AT&T does not give any written notice, within thirty (30) days after

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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receiving notice under this Section that Supplier’s performance has been delayed or prevented, this option (ii) will be deemed to have been selected.

3.14 Governing Law

The laws of the State of Texas (excluding any laws that direct the application of another jurisdiction’s law) govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates, including its validity, interpretation, construction, performance, and enforcement.

3.15 Government Contract Provisions
a.	To the extent that Supplier’s performance is subject to certain executive orders (including E.O. 11246 and E.O. 13201) and statutes (including Section 503 of the Rehabilitation Act of 1973, as amended; the Vietnam Era Veteran’s Readjustment Assistance Act of 1974; and the Jobs for Veterans Act) pertaining to government contractors, Supplier shall:

	1.	comply with such executive orders and statutes, and their implementing regulations, as amended from time to time; and

	2.	fulfill the obligations of a contractor under the clauses incorporated by this Section.

b.	This Section incorporates the following clauses:

1.	“Affirmative Action For Workers With Disabilities” (at 48 CFR s52.222-36);

2.	“Employment Reports On Special Disabled Veterans, Veterans Of The Vietnam Era, and Other Eligible Veterans” (at 48 CFR s52.222-37);

3.	“Equal Employment Opportunity” (at 48 CFR s52.222-26);

4.	“Equal Employment Opportunity Clause ” (at 41 CFR s60-1.4(a));

5.	“Equal Opportunity For Special Disabled Veterans And Veterans of the Vietnam Era” (at 41 CFR s60-250.5);

6.	"Equal Opportunity for Disabled Veterans, Recently Separated Veterans, Other Protected Veterans, and Armed Forces Service Medal Veterans” (at 41 CFR Sec. 60-300.5);

7.	“Equal Opportunity For Workers With Disabilities” (at 41 CFR s60-741.5);

8.	“Notice Of Employee Rights Concerning Payment Of Union Dues Or Fees” (at 29 CFR s 470.2);

9.	“Notification Of Employee Rights Concerning Payment Of Union Dues Or Fees” (at 48 CFR s52.222-39).

10.	“Prohibition of Segregated Facilities” (at 48 CFR s52.222-21);

11.	“Small Business Subcontracting Plan” (at 48 CFR s52.219-9); and

12.	“Utilization Of Small Business Concerns” (at 48 CFR s52.219-8).

c.	If an Order includes a statement that performance is intended for a government contract and incorporates additional government contracting provisions, Supplier shall also fulfill the obligations of a contractor or offeror under those additional provisions.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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3.16 Indemnity

a. Supplier shall indemnify, hold harmless, and defend AT&T, its Affiliates, and their agents and employees, in accordance with this Section, against any Loss arising from or in connection with, or resulting from, the Materials or Services furnished by Supplier or Supplier’s acts or omissions with respect to this Agreement. Supplier’s duty to indemnify, hold harmless, and defend against Loss does not extend to Loss to the extent caused by the negligence of AT&T and other persons indemnified under this Agreement, to the fullest extent that such indemnification is permitted by applicable law.

b. “Loss” includes any liability, loss, claim, demand, suit, cause of action, settlement payment, cost and expense, interest, award, judgment, damages (including punitive damages), diminution in value, liens, fines, fees, penalties, and Litigation Expense. “Litigation Expense” means any court filing fee, court cost, arbitration fee, and each other fee and cost of investigating or defending an indemnified claim or asserting any claim for indemnification or defense under this Agreement, including Attorney’s Fees, other professionals’ fees, and disbursements. “Attorney’s Fees” include a charge for the service of in-house counsel at the market rate for independent counsel of similar experience.

c.AT&T shall notify Supplier in writing, and with reasonable promptness, of any claim, demand, suit, cause of action or legal proceeding that may give rise to a claim against Supplier for defense. If AT&T fails to give notice, Supplier is still obligated to indemnify, hold harmless and defend AT&T, except to the extent Supplier is materially prejudiced by such failure to notify.

d. At the request of AT&T, Supplier shall conduct AT&T’s defense (employing counsel acceptable to AT&T which shall not be unreasonably withheld), at Supplier’s expense, against any claim, demand, suit or cause of action within the scope of paragraph (a) above, whether or not litigation is actually commenced or the allegations are meritorious. At its own option, AT&T may employ separate counsel, including in-house counsel, to conduct AT&T’s defense against such a claim. AT&T and Supplier shall cooperate in the defense of any such claim. Supplier may control the defense and settlement of such a claim, but if the settlement of a claim may have an adverse effect on AT&T, then Supplier shall not settle such claim without the consent of AT&T, and AT&T shall not unreasonably withhold or delay its consent.

e. AT&T has no duty to indemnify, hold harmless or defend Supplier against any Loss arising from or in connection with, resulting from, or relating to this Agreement or the performance of any Party to this Agreement.

f. Supplier shall bring no claim or action for indemnification, contribution, or subrogation against AT&T, its Affiliates, or their agents or employees, nor shall Supplier implead any of them in any action brought by another, based on injury to the person or death arising out or relating to Supplier’s performance under this Agreement. If, through any such action,

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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Supplier ever acquires a lien on a judgment against AT&T, its Affiliates, or their agents or employees, then Supplier shall assign such lien to AT&T. Supplier waives any immunity from indemnification that Supplier may hold, by virtue of Supplier’s compliance with its workers’ compensation obligations in any jurisdiction, even if such immunity arises under the constitution or statutes of such jurisdiction (such as, for example, Section 35, Article II, of the Ohio Constitution and Sections 4123.74 and 4123.741 of the Ohio Revised Code).

3.17 Information
a.	In the performance of its obligations under this Agreement, either Party (“Receiving Party”) may receive or have access to Information owned, controlled or disclosed by the other Party (“Disclosing Party”), including Information provided under a separate nondisclosure agreement prior to executing this Agreement. No Information furnished by either Party to the other Party in connection with this Agreement shall be considered to be confidential or proprietary unless it is conspicuously marked as such. Unless such Information was previously known to the Receiving Party free of any obligation to keep such Information confidential, or has been or is subsequently made public by the Disclosing Party or a third party, without violating a confidentiality obligation, such Information shall be kept confidential by the Receiving Party, shall be used only in performing under this Agreement, shall be disclosed solely to its employees, officers, contractors and agents with a need to know such Information for purposes of this Agreement and may not be used for other purposes, except as may be agreed upon between both Parties in writing. Neither Party is granted any rights or license to the other Party’s Information. Each Party shall use the same degree of care to prevent disclosure to others as used with respect to a Party’s own proprietary or confidential Information. All copies of such Information, in written, graphic or other tangible form, shall be returned to the Disclosing Party upon the earlier of (i) the Disclosing Party’s request or (ii) upon Termination, Cancellation, or expiration of this Agreement. All copies of such Information in intangible form, such as electronic records, including electronic mail, shall be destroyed upon the earlier of (i) the Disclosing Party’s request or (ii) upon Termination, Cancellation, or expiration of this Agreement, and the Receiving Party shall certify to the Disclosing Party the destruction of all intangible copies of such Information.

b.	Supplier understands and agrees that any and all field trial results prepared by AT&T are and shall remain the property of AT&T and are hereby considered AT&T's proprietary Information.

Therefore, it shall be AT&T's option, in its sole discretion, to furnish Supplier copies of such documents or to discuss such documents with Supplier. Supplier's use of field trial reports furnished by AT&T shall be governed by the Publicity Section in addition to the provisions contained in this Information Section.

3.18 Infringement

a.	Supplier shall indemnify, hold harmless and defend AT&T, its Affiliates, and their agents against any Loss arising from or relating to:

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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1.	any infringement of any patent, copyright, trade mark, service mark, mask work, or other protected intellectual property right resulting from AT&T’s receipt or normal use of Materials and Services provided by Supplier; and

2.	any misappropriation of any trade secret or private information resulting from AT&T’s receipt or normal use of Materials and Services provided by Supplier.

b. “Loss” is defined in the Section entitled “Indemnity” and, for purposes of this Section, also includes statutory damages and enhanced damages for willful infringement.

c. If an injunction is issued against AT&T’s use of such Materials or Services, or if, in Supplier’s judgment, such Materials or Services are likely to become the subject of a claim of infringement, Supplier, at its own expense, shall also:

1.	procure for AT&T the right to continue using such Materials, or Services; or

2.	after consultation with AT&T, provide modified or replacement Materials or Services that are substantially similar and functionally equivalent but non-infringing Materials or Services;

     i d. AT&T has no obligation to pay Supplier any charges for the purchase, use, or maintenance of Materials or Services after the time when AT&T ceases to use them by reason of actual or claimed infringement.

e. Supplier shall defend AT&T against third-party infringement or misappropriation claims, demands, suits, or causes of action as provided in the Section entitled “Indemnity”.

3.19 Insurance
a.	With respect to Supplier’s performance under this Agreement, and in addition to Supplier’s obligation to indemnify, Supplier shall at its sole cost and expense:

	i.	maintain the insurance coverages and limits required by this Section and any additional insurance and/or bonds required by law:

		1.	at all times during the term of this Agreement and until completion of all Work associated with this Agreement, whichever is later; and

		2.	with respect to any coverage maintained in a “claims-made” policy, for two (2) years following the term of this Agreement or completion of all Work associated with this Agreement, whichever is later. If a “claims-made” policy is maintained, the retroactive date must precede the commencement of Work under this Agreement;

	ii.	require each subcontractor who may perform Work under this Agreement or enter upon the Work site to maintain coverages, requirements, and limits at least as broad as those listed in this Section from the time when the subcontractor begins Work,

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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throughout the term of the subcontractor’s Work and, with respect to any coverage maintained on a “claims-made” policy, for two (2) years thereafter;

iii.	procure the required insurance from an insurance company eligible to do business in the state or states where Work will be performed and having and maintaining a Financial Strength Rating of “A-” or better and a Financial Size Category of “VII” or better, as rated in the A.M. Best Key Rating Guide for Property and Casualty Insurance Companies, except that, in the case of Workers’ Compensation insurance, Supplier may procure insurance from the state fund of the state where Work is to be performed; and

iv.	deliver to AT&T certificates of insurance stating the types of insurance and policy limits. Supplier shall provide or will endeavor to have the issuing insurance company provide at least thirty (30) days advance written notice of cancellation, non-renewal, or reduction in coverage, terms, or limits to AT&T. Supplier shall deliver such certificates:

	1.	prior to execution of this Agreement and prior to commencement of any Work;

	2.	prior to expiration of any insurance policy required in this Section; and

	3.	for any coverage maintained on a “claims-made” policy, for two (2) years following the term of this Agreement or completion of all Work associated with this Agreement, whichever is later.

b.	The Parties agree that:

	i.	the failure of AT&T to demand such certificate of insurance or failure of AT&T to identify a deficiency will not be construed as a waiver of Supplier’s obligation to maintain the insurance required under this Agreement;

	ii.	the insurance required under this Agreement does not represent that coverage and limits will necessarily be adequate to protect Supplier, nor be deemed as a limitation on Supplier’s liability to AT&T in this Agreement;

	iii.	Supplier may meet the required insurance coverages and limits with any combination of primary and Umbrella/Excess liability insurance; and

	iv.	Supplier is responsible for any deductible or self-insured retention. c. The insurance coverage required by this Section includes:

	i.	Workers’ Compensation insurance with benefits afforded under the laws of any state in which the Work is to be performed and Employers Liability insurance with limits of at least: $500,000 for Bodily Injury – each accident $500,000 for Bodily Injury by disease – policy limits $500,000 for Bodily Injury by disease – each employee To the fullest extent allowable by Law, the policy must include a waiver of subrogation in favor of AT&T, its Affiliates, and their directors, officers and employees.

In states where Workers’ Compensation insurance is a monopolistic state-run system, Supplier shall add Stop Gap Employers Liability with limits not less than $500,000 each accident or disease.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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ii.	Commercial General Liability insurance written on Insurance Services Office (ISO) Form CG 00 01 12 04 or a substitute form providing equivalent coverage, covering liability arising from premises, operations, personal injury, products/completed operations, and liability assumed under an insured contract (including the tort liability of another assumed in a business contract) with limits of at least: $2,000,000 General Aggregate limit $1,000,000 each occurrence limit for all bodily injury or property damage incurred in any one (1) occurrence $1,000,000 each occurrence limit for Personal Injury and Advertising Injury $2,000,000 Products/Completed Operations Aggregate limit $1,000,000 each occurrence limit for Products/Completed Operations $1,000,000 Damage to Premises Rented to You (Fire Legal Liability) The Commercial General Liability insurance policy must:

	1.	include AT&T, its Affiliates, and their directors, officers, and employees as Additional Insureds. Supplier shall provide a copy of the Additional Insured endorsement to AT&T. The Additional Insured endorsement may either be specific to AT&T or may be “blanket” or “automatic” addressing any person or entity as required by contract. A copy of the Additional Insured endorsement must be provided within sixty (60) days of execution of this Agreement and within sixty (60) days of each Commercial General Liability policy renewal;

	2.	include a waiver of subrogation in favor of AT&T, its Affiliates, and their directors, officers and employees; and

	3.	be primary and non-contributory with respect to any insurance or self-insurance that is maintained by AT&T.

iii.	Business Automobile Liability insurance with limits of at least $1,000,000 each accident for bodily injury and property damage, extending to all hired and non-owned vehicles.

iv.	Umbrella/Excess Liability insurance with limits of at least $1,000,000 each occurrence with terms and conditions at least as broad as the underlying Commercial General Liability, Business Auto Liability, and Employers Liability policies.

Umbrella/Excess Liability limits will be primary and non-contributory with respect to any insurance or self-insurance that is maintained by AT&T.

3.20 Invoicing and Payment
a.	Supplier shall render a correct invoice in duplicate promptly after completing Delivery of all Material or Services required by the Order (unless the Order or an Appendix specifies that Supplier may submit invoices for progress payments prior to Acceptance, as provided below).

The invoice must specify in detail (i) quantities of each ordered item, (ii) unit prices of each ordered item, (iii) whether the item is taxable and the amount of tax per item, (iv) item and commodity codes, (v) total amounts for each item, (vi) total amount of applicable sales or use taxes, (vii) discounts, (viii) shipping charges (if any, unless shipment is FOB Origin), (ix) total amount due, and (x) Software right-to-use fees as either “initial operating system license” or

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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“other”. Except as provided in the provision for progress payments, AT&T shall pay Supplier within forty five (45) days after Acceptance (as determined under the Section entitled “Delivery, Performance and Acceptance”). If AT&T disputes any invoice rendered or amount paid, AT&T shall so notify Supplier. The Parties shall use their best efforts to resolve invoicing and payment disputes expeditiously, and AT&T is not obligated to make any payment against a disputed or incorrect amounts until the dispute is resolved or the error corrected. Invoices received by AT&T more than one (1) year after the Delivery of Material or Services are untimely and AT&T has no obligation to pay such invoices.

b.	Invoices for or including freight charges must be accompanied by legible copies of prepaid freight bills, express receipts or bills of lading supporting the invoice amounts. Such invoices must include (i) carrier's name, (ii) date of shipment, (iii) number of pieces, (iv) weight, and (v) freight classification.

c.	AT&T may deduct any setoff or recoupment claims that it or its Affiliates may have against Supplier from amounts due or to become due to Supplier, whether under this Agreement or otherwise. Supplier shall pay any amount due to AT&T or its Affiliates that is not applied against the invoiced amounts within thirty (30) days after written demand by AT&T.

d.	If an Order or an Appendix specifies that Supplier may submit invoices for progress payments prior to Acceptance, Supplier is permitted to submit invoices at the end of each month and AT&T shall make progress payments to Supplier forty-five (45) days after receipt of such invoices.

Such progress payments are not to exceed ninety percent (90%) of the price of satisfactorily completed Work at the time of billing, as determined by AT&T. Supplier shall earmark and apply such progress payments to expenses incurred for Services or Material used in performance of the Order for AT&T.

3.21 Licenses and Patents

Except as specifically stated in an Order, neither Party grants the other Party any license, whether express or implied, under any patent, copyright, trademark, or other intellectual property, in this Agreement.

3.22 Limitation of Damages

In no event is AT&T liable to Supplier for any consequential or incidental damages, however caused, based on any theory of liability.

3.23 Most Favored Customer

Supplier represents and warrants that all prices, benefits, warranties and other terms and conditions in this Agreement are and, during the term of this Agreement, will continue to be no less favorable to AT&T than those currently being offered or that will be offered by Supplier to any of its similarly situated customers. Supplier shall review and have an officer of its company certify its compliance

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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with this Section to AT&T semi-annually. This certification shall be sent to AT&T’s addressee listed under the Section, Notices.

3.24 Non-Exclusive Market

This Agreement does not grant Supplier any right or privilege to provide to AT&T any Material and Services of the type described in or purchased under this Agreement. Except for obligations arising under an Order, this Agreement does not obligate AT&T to purchase or license any such Material or Services. AT&T may contract with other manufacturers and vendors for the procurement or trial of Material and Services comparable to those described in or purchased under this Agreement, and AT&T may itself perform such Services.

3.25 Notices
a.	Each Party giving or making any notice, consent, request, demand, or other communication (each, a “Notice”) pursuant to this Agreement must give the Notice in writing and use one of the following methods, each of which for purposes of this Agreement is a writing: in person; first class mail with postage prepaid; Express Mail, Registered Mail, or Certified Mail (in each case, return receipt requested and postage prepaid); internationally recognized overnight courier (with all fees prepaid); facsimile; or email. If Notice is given by e-mail, it must be confirmed by a copy sent by any one of the other methods. Each Party giving Notice shall address the Notice to the appropriate person (the “Addressee”) at the receiving Party at the address listed below:

Single Touch Interactive, Inc.

Single Touch Interactive, Inc. 2235 Encinitas Blvd. Suite 210 Encinitas, California 92024 Attn: James Darcey Email Address: james@singletouch.net Business Number: 760-438-0100 Fax Number: 760-438-1171
AT&T Services, Inc.
AT&T 12851 Manchester Road Des Peres, Missouri 63131 Attn: Anthony Cohen Email Address: anthony.m.cohen@att.com Business Number: 314-505-1855 Fax Number: 314-505-2528

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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b.	A Notice is effective only if the Party giving notice has complied with the foregoing requirements of this Section and the Addressee has received the notice. A Notice is deemed to have been received as follows:

	1.	If a Notice is delivered by first class mail, five (5) days after deposit in the mail;

	2.	If a Notice is furnished in person, or sent by Express Mail, Registered Mail, or Certified Mail, or internationally recognized overnight courier, upon receipt as indicated by the date on the signed receipt;

	3.	If a Notice is sent by facsimile, upon receipt, by the Party giving or making the Notice, of an acknowledgment or transmission report generated by the machine from which the facsimile was sent, indicating that the facsimile was sent in its entirety to the Addressee’s facsimile number; and

	4.	If a Notice is sent by e-mail, upon successful transmission to the receiving machine, if such Notice is sent in time to allow it to be accessible by the Addressee before the time allowed for giving such notice expires, and a confirmation copy is sent by one of the other methods.

c.	The addresses and facsimile and telephone numbers to which notices or communications may be given to the Addressees of either Party may be changed by written notice given by such Party to the other pursuant to this Section.

3.26 Order of Precedence

The terms of this Agreement govern all Orders for Materials and Services that AT&T may place with Supplier while this Agreement remains in effect. The Parties may not vary or supplement the terms of this Agreement, in connection with any Order, except by Special Terms and Conditions that both Parties have agreed upon. When Special Terms and Conditions are included in an Order and agreed upon, such take precedence over any inconsistent term of this Agreement, but only with reference to the transaction governed by that Order, and Special Terms and Conditions in an Order have no other force or effect. This Agreement supersedes all other pre-printed or standardized provisions that may otherwise appear in any other paper or electronic record of either Party (such as standards terms on order forms, advance shipping notices, invoices, time sheets, packages, shrink wrap terms, and click wrap terms).

3.27 Orders

AT&T may order Material and Services by submitting Orders in connection with this Agreement that are substantially in the form of Appendix J, specifying the following information:

1.	A description of the Services and Material, including any numerical/alphabetical identification referenced in the applicable price list;

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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2.	The Delivery Date;

3.	The applicable price(s);

4.	The location at which the Material is to be Delivered, or the site where Services will be rendered;

5.	The location to which invoices are to be sent for payment;

6.	AT&T's Order number; and

7.	The name of the Affiliate ordering Materials and Services.

3.28 Price
a.	Supplier shall furnish Material and Services at the prices set forth in Appendix B, or pursuant to firm prices quoted by Supplier for such Material and Services, whichever prices are lower. The prices for all Material and Services in Appendix B are subject to increases or decrease by a writing signed by both Parties, but, if Supplier at any time makes a general price decrease, Supplier shall promptly notify AT&T in writing and extend such decrease to AT&T effective on the date of such general price decrease.

b.	Supplier shall strive to proactively reduce its costs and corresponding prices for Material and Services as charged to AT&T by at least five percent (5%) each calendar year, through the use of improved processes, supply chain economies and other cost reduction methods.

3.29 Publicity

Supplier shall not use AT&T’s or its Affiliates’ names or any language, pictures, trademarks, service marks or symbols which could, in AT&T’s judgment, imply AT&T’s or its Affiliates’ identity or endorsement by AT&T, its Affiliates or any of its employees in any (i) written, electronic or oral advertising or presentation or (ii) brochure, newsletter, book, electronic database or other written matter of whatever nature, without AT&T’s prior written consent (hereafter the terms in subsections (i) and (ii) of this Section shall be collectively referred to as “Publicity Matters”). Supplier must submit to AT&T for written approval, prior to publication, all Publicity Matters that mention or display AT&T’s or its Affiliates’ names, trademarks or service marks, or that contain any symbols, pictures or language from which a connection to said names or marks may be inferred or implied.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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3.30 Quality Assurance
a.	In addition to its obligations under the Section entitled “Warranty,” Supplier represents and warrants that Supplier’s processes utilized to produce Material and provide Services under this Agreement are currently registered to TL 9000 and are adequate to Deliver consistent with Specifications and this Agreement.

b.	The Parties agree that each reference to TL 9000 means the most current version of TL 9000 available.

For information purposes only, excellent Quality Management System guidance can be found in TL 9000 and ISO 9001:2000. Copies of ISO 9001:2000 may be ordered through the American Society for Quality at 800.248.1946. Copies of TL 9000 Handbooks may be ordered through the QuEST Forum web site at www.questforum.org. Select the ‘Resources’ link from the QuEST forum home page, which will direct you to the TL 9000 Handbooks purchase page.

c.	Supplier shall:

	1.	determine which of Supplier’s subcontractors and vendors should be registered to TL 9000. Supplier and these parties will be referred to as “Quality Parties”;

	2.	ensure that each of the Quality Parties timely registers to TL 9000;

	3.	determine that the process controls relevant to the Material and Services of each of the Quality Parties is registered to TL 9000; and

	4.	ensure that all Material and Services are subjected to the above-mentioned process controls, including performance measurements, testing, quality process reviews, and inspections (collectively these processes of Supplier and Quality Parties are referred to as “Quality Processes”).

d.	In addition to any other obligations in this Section, if Supplier or any of the Quality Parties is not registered to TL 9000 as of the Effective Date, then within thirty (30) days after the Effective Date and at no additional charge to AT&T, Supplier shall:

	1.	provide to AT&T a quality plan for achieving the TL 9000 registration within one hundred and eighty (180) days for the Quality Parties who are not so registered.

Elements to be detailed in the quality plan include (at minimum):

		i.	a schedule for achieving the TL 9000 registration for each of the Quality Processes;

		ii.	the actions that will achieve the TL 9000 registration for each of the Quality Parties;

		iii.	the identities of Quality Parties and any registrations held; and

		iv.	the designation of the quality representatives and the senior executives who will have quality responsibility.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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e.	At AT&T’s request Supplier shall provide AT&T evidence of registration of each of the Quality Parties.

f.	Once registered, Supplier shall maintain registration throughout the term of this Agreement, and Supplier shall ensure that, once registered, each of the Quality Parties maintains registration throughout the term of this Agreement.

g.	At AT&T’s request, Supplier shall submit third party results, management goals and objectives to AT&T upon completion of any third party review.

h.	If Supplier or AT&T, at any time during the term of this Agreement, determines that any of the Quality Processes is insufficient to meet the obligations herein, then at no additional charge to AT&T, Supplier shall provide to AT&T a quality plan to remedy such insufficient Quality Processes, which shall include the following information, in detail:

1. a schedule for achieving compliance; and

2. the actions that will remedy and achieve compliance.

i.	Should remedy efforts described above fail to address insufficiencies of any Quality

Processes within thirty (30) days of Supplier’s remedy efforts as described above or AT&T’s notification to Supplier that remedy efforts are insufficient, whichever is earlier, or within a time period as mutually agreed, Supplier shall engage a third party consultant to perform quality control or quality assurance activities. Supplier shall provide AT&T or AT&T’s agent with notice of such engagement, including the name of the third party consultant, and shall provide AT&T or AT&T’s agent with cooperative assistance to such consultant.

j.	Supplier shall ensure that each of the Quality Parties conforms, cooperates and complies with the requirements herein.

k.	Supplier shall participate in the Supplier Performance Program (hereinafter “Program”) described below.

l.	Supplier shall:

	1.	collect and periodically report to AT&T (as mutually agreed) the data relating to Supplier’s performance. Supplier shall enter the data in AT&T’s supplier website in a format designated by AT&T;

	2.	conduct self-evaluations of Supplier’s performance based on the analysis of the data reported; and

	3.	cooperate fully with AT&T’s supplier performance management team to coordinate Supplier’s activities as related to the Program, which includes but is not limited to participation in planning meetings, audits, feedback sessions and issue resolution.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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m.	To assist Supplier with obligations in this section, AT&T shall:

	1.	assist in defining the data requirements that Supplier will report and evaluate;

	2.	provide Supplier with access to AT&T’s supplier website for the purposes of entering Supplier’s data; and

	3.	assist Supplier in resolving any internal AT&T issues that may impact Supplier’s performance.

n.	Nothing contained in this Appendix, “Quality Assurance,” will diminish Supplier’s obligation to deliver Material and perform Services in conformance to Supplier’s obligations in this Agreement.

3.31 Records and Audits Supplier shall:
a.	Maintain complete and accurate records related to the Material and Services provided by Supplier to AT&T (including records of all amounts billable to and payments made by AT&T, and other financial records, in accordance with generally accepted accounting principles), in a format that will permit audit;

b.	Retain such records and reasonable billing detail for a period of at least three years from the date of final payment for Material and Services;

c.	Provide reasonable supporting documentation to AT&T concerning any disputed invoice amount within thirty (30) calendar days after receipt of written notification of such dispute; and

d.	Permit AT&T and its authorized representatives (with confidentiality agreements in place with AT&T) to inspect and audit Supplier’s records related to the Material and Services, with ten (10) days notice. Should AT&T request an audit, Supplier shall make available any pertinent records and files to AT&T and its authorized representative during normal business hours at no additional charge.

3.32 Severability

If any provision of this Agreement or any Order is determined to be invalid, illegal, or unenforceable, the Parties agree the remaining provisions of this Agreement or such Order shall remain in full force if both the economic and legal substance of the transactions contemplated by this Agreement or such Order are not affected in any manner that is materially adverse to either Party by severing the provision determined to be invalid, illegal, or unenforceable.

3.33 Survival of Obligations

Obligations and rights under this Agreement or an Order, which by their nature would reasonably continue beyond the Termination, Cancellation or expiration of this Agreement or an Order

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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(including those in the Sections entitled “Compliance with Laws,” “Information, ” “Indemnity,” “Infringement,” “Insurance,” “Publicity,” and “Warranty”) will survive the Termination, Cancellation or expiration of this Agreement or such Order.

3.34 Third Party Administrative Services

Supplier acknowledges that a third party administrator will perform certain administrative functions for AT&T in relation to this Agreement. Such administrative functions may include:

a.	Collecting and verifying certificates of insurance;

b.	Providing financial analysis;

c.	Verifying certifications under the Section entitled “Utilization of Minority, Women, and Disabled Veteran Owned Business Enterprises”; and

d.	Collecting and verifying Supplier profile information.

Supplier shall cooperate with such third party administrator in its performance of such administrative functions and shall provide such data as from time to time the third party administrator may request. Further, notwithstanding any other provision of this Agreement, Supplier agrees that AT&T may provide confidential Information regarding Supplier to such third party administrator. Supplier agrees to pay the third party administrator an annual fee for the performance of these administrative functions, which annual fee shall not exceed three hundred dollars ($300.00) and a one time set up fee of thirty dollars ($30.00) .. Any third party administrator shall have confidentiality agreements no less protective than the terms of this Agreement.

3.35 Transaction Costs

Except as expressly provided in this Agreement or an Order, each Party shall bear its own fees and expenses (including the fees and expenses of its agents, representatives, attorneys, and accountants) incurred in connection with the negotiation, drafting, execution, and performance of this Agreement and the transactions it contemplates.

3.36 Utilization of, Minority, Women, and Disabled Veteran Owned Business Enterprises

a.	It is the policy of AT&T that minority, women, and disabled veteran owned business enterprises (“MWDVBEs”) shall have the maximum practicable opportunity to participate in the performance of contracts.

b.	Supplier shall make good faith efforts to carry out this policy in the award of subcontracts, distribution agreements, resale agreements, and other opportunities for MWDVBE participation.

Suppliers policy on such utilization effort can be found in Appendix H. Supplier shall include specific and detailed plans for achieving its goals in each participation plan. Supplier’s participation goals for the first year (that is, the calendar year that ends on December 31 next following the effective date of this Agreement) are: 15% annual MBE participation; 5% annual WBE participation; and 1.5% annual DVBE participation. Supplier’s participation plan for the first year is attached to and incorporated into this Agreement as Appendix G.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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c.	The extent to which suppliers (a) set challenging goals in their annual participation plans and (b) succeed in exceeding the goals that they have set are factors that AT&T may consider favorably when deciding to extend or renew expiring agreements, to apportion orders among competing suppliers under existing agreements, and to award new business in competitive bidding.

d.	Supplier’s obligations under this Section are not a limitation of any obligations that Supplier may have under other provisions of this Agreement, including the Section entitled “Government Contract Provisions”.

3.37 Warranty

a.	Supplier warrants to AT&T that any Services provided hereunder will be performed in a first- class, professional manner, in strict compliance with the Specifications, and with the care, skill and diligence, and in accordance with the applicable standards, currently recognized in Supplier's profession or industry. If Supplier fails to meet applicable professional standards, Supplier will, without additional compensation, promptly correct or revise any errors or deficiencies in the Services furnished hereunder.

b.	The warranty period for Services shall be the longer of the warranty period stated in the Order, the Specifications, or one (1) year. The warranty period shall commence upon Acceptance.

c.	Supplier represents and warrants that:

1. There are no actions, suits, or proceedings, pending or threatened, which will have a material adverse effect on Supplier’s ability to fulfill its obligations under this Agreement;

2.	Supplier will immediately notify AT&T if, during the term of this Agreement, Supplier becomes aware of any action, suit, or proceeding, pending or threatened, which may have a material adverse effect on Supplier’s ability to fulfill the obligations under this Agreement or any Order;

3.	Supplier has all necessary skills, rights, financial resources, and authority to enter into this Agreement and related Orders, including the authority to provide or license the Material or Services;

4.	The Material and Services will not infringe any patent, copyright, or other intellectual property;

5.	No consent, approval, or withholding of objection is required from any entity, including any governmental authority with respect to the entering into or the performance of this Agreement or any Order;

6.	The Material and Services will be provided free of any lien or encumbrance of any kind;

7.	Supplier will be fully responsible and liable for all acts, omissions, and Work performed by any of its representatives, including any subcontractor, however wireless carriers and long distance companies Work shall not be included; If any of the Services are dependent on Work done by others, Supplier shall inspect and promptly report to AT&T’s Project Manager any

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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defect that renders such Work unsuitable for Supplier's proper performance. Supplier's silence shall constitute approval of such Work as fit and suitable for Supplier's performance.

8.	All representatives, including subcontractors, will strictly comply with the provisions specified in this Agreement and any Order; and,

9.	Supplier will strictly comply with the terms of this Agreement or Order, including those specified in any Appendices thereto.

d.	All warranties will survive inspection, Acceptance, payment and use. These warranties will be in addition to all other warranties, express, implied or statutory. Supplier will defend, indemnify and hold AT&T harmless from and against all Liabilities for a breach of these warranties.

e.	If at any time during the warranty period for Material or Services AT&T believes there is a breach of any warranty, AT&T will notify Supplier setting forth the nature of such claimed breach. Supplier shall promptly investigate such claimed breach and shall either (i) provide Information satisfactory to AT&T that no breach of warranty in fact occurred or (ii) at no additional charge to AT&T, promptly take such action as may be required to correct such breach.

If the required corrective action is to re-perform the Services and/or repair the Material, and if Supplier fails or refuses to make such repairs and/or re-perform such Services, then, in addition to any other remedies, ATT shall have the right, at its option, either (1) to perform such Services and to repair such Material, at Supplier’s expense; or (2) to receive a full refund of any amounts paid for such Material and Services.

f.	If a breach of warranty has not been corrected within thirty (30) days, or if two (2) or more breaches of warranty for more than five (5) days each occur in any sixty (60) day period, AT&T may Cancel the applicable Order.

3.38 Work Done By Others

If any part of Supplier’s Work is dependent upon work performed by others or subcontracted consistent with the terms herein, Supplier shall inspect and promptly report to AT&T any defect that renders such other work unsuitable for Supplier’s proper performance. Supplier’s silence shall constitute approval of such other work as fit, proper and suitable for Supplier’s performance of its Work. Any use of a subcontractor must be approved by AT&T before commencement of the Work. Where a portion of the Work is approved to be subcontracted, Supplier remains fully responsible for performance thereof and shall be responsible to AT&T for the acts and omissions of any subcontractor. Supplier shall require all subcontractors performing work for Supplier or who may enter upon the Work site to maintain the same insurance requirements as those set forth in the Insurance Section of this Agreement. Nothing in this Agreement shall create any contractual obligation nor other liability of AT&T to any subcontractor or its employees. Supplier agrees to bind every subcontractor to the terms of this Agreement and, specifically, to compliance with the Insurance Section of this Agreement. AT&T agrees and approves wireless carriers and long distance carriers as subcontractors and Supplier shall not be responsible in any way for their actions or lack of action. However, Supplier is responsible to insure they are working with subcontractors to perform what they said they would do.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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4.0	Special Terms 4.1 Access

a.	When appropriate, Supplier shall have reasonable access to AT&T’s premises during normal business hours, and at such other times as may be agreed upon by the Parties to enable Supplier to perform its obligations under this Agreement. Supplier shall coordinate such access with AT&T’s designated representative prior to visiting such premises. Supplier will ensure that only persons employed by Supplier or subcontracted by Supplier will be allowed to enter AT&T’s premises. If AT&T requests Supplier or its subcontractor to discontinue furnishing any person provided by Supplier or its subcontractor from performing Work on AT&T’s premises, Supplier shall immediately comply with such request. Such person shall leave AT&T’s premises immediately and Supplier shall not furnish such person again to perform Work on AT&T’s premises without AT&T’s written consent. The Parties agree that, where required by governmental regulations, Supplier will submit satisfactory clearance from the U.S. Department of Defense and/or other federal, state or local authorities.

b.	AT&T may require Supplier or its representatives, including employees and subcontractors, to exhibit identification credentials, which AT&T may issue to gain access to AT&T’s premises for the performance of Services. If, for any reason, any Supplier representative is no longer performing such Services, Supplier shall immediately inform AT&T. Notification shall be followed by the prompt delivery to AT&T of the identification credentials, if issued by AT&T.

Supplier agrees to comply with AT&T’s corporate policy requiring Supplier or its representatives, including employees and subcontractors, to exhibit their company photo identification in addition to the AT&T issued photo identification when on AT&T’s premises.

c.	Supplier shall ensure that its representatives, including employees and subcontractors, while on or off AT&T’s premises, will perform Work which (i) conform to the Specifications, (ii) protect AT&T’s Material, buildings and structures, (iii) does not interfere with AT&T’s business operations, and (iv) perform such Services with care and due regard for the safety, convenience and protection of AT&T, its employees, and property and in full conformance with the policies specified in the AT&T Code of Business Conduct, which prohibits the possession of a weapon or an implement which can be used as a weapon (a copy of the AT&T Code of Business Conduct is available upon request).

d.	Supplier shall ensure that all persons furnished by Supplier work harmoniously with all others when on AT&T’s premises.

4.2 Background Checks

1.	Supplier, with respect to the following requirements in this Section (collectively, “Background Checks”) and subject to any laws, rules or regulations which may limit any Supplier action otherwise required by this section, (i) shall make all reasonable efforts, including checking the background, verifying the personal information and conducting a Drug Screen to determine and verify all information necessary to represent and warrant to AT&T that no Supplier employee,

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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contractor or subcontractor and no employee or agent of any Supplier contractor or subcontractor (“Supplier Person”) who Supplier proposes to have perform any Service that permits physical, virtual or other access to AT&T 's or its customer's premises, systems, networks, or Information (“Access”) at any time during the term of the Agreement., (a) has presented a positive Drug Screen, (b) has been arraigned or convicted of (i) any felony, (ii) any misdemeanor involving violence, sexually related criminal conduct, theft or computer crimes, fraud or financial crimes, or crimes involving unlawful possession or use of a dangerous weapon, or (c) is identified on any government registry as a sex offender; and (ii) Supplier shall not permit any such Person presenting a positive Drug Screen, so arraigned or convicted, or so identified to perform any Service that permits such Access during the Term term of the Agreement..

2.	Supplier represents and warrants to AT&T that no Supplier Person has (i) falsified any of his or her Identification Credentials, or (ii) failed to disclose any material information in the hiring process relevant to the performance of any Service. Supplier shall not permit any Supplier Person who has falsified such Identification Credentials or failed to disclose such information to perform any Service that permits Access.

3.	The following definitions apply:

“Identification Credentials” includes, with respect to each Supplier Person, his or her Social Security number, driver’s license, educational credentials, employment history, home address, and citizenship indicia.

“Drug Screen” means the testing for the use of illicit drugs (including opiates, cocaine, cannabinoids, amphetamines, and phencyclidine (PCP)) of any Supplier Person who (i) has unsupervised (or badged) physical Access to AT&T’s or its customer’s premises, or (ii) has regular or recurring supervised physical Access to AT&T’s or its customer’s premises for more than thirty (30) days in the aggregate annually.

4.	The failure of Supplier to comply with the requirements of this Section, and/or if any Person who fails such Background Check or who has falsified Identification Credentials does perform any Service that permits such Access, shall each be considered a material breach of this Agreement.

Notwithstanding any of the foregoing, exceptions for individual Supplier Persons may be granted by AT&T on a case-by-case basis.

4.3 Customer - Information

a.	For the purposes of this Section, “Customer Information” includes, but is not limited to, customer name, address, e-mail address, and/or phone number (listed or unlisted); personal information concerning a customer, including birth date, social security number, drivers license, credit card information, bank account, account number or personal identification numbers; information concerning a customer’s calling patterns, call details, records of incoming or outgoing calls, or

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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minutes of use or other use of AT&T’s services; information related to payments, credit status, and transactions with AT&T; demographic information; or aggregate customer data – including aggregate data with individual identifying information deleted; and customer proprietary network information (“CPNI”) (as that term is defined in Section 222 of the Communications Act of 1934, 47 U.S.C.222, as amended (“Section 222”)), which includes information available to AT&T by virtue of AT&T’s relationship with its customers as a provider of telecommunications service and may include: the quantity, technical configuration, location, type, destination, amount of use of telecommunications service subscribed to, and information contained on the telephone bills of AT&T’s customers pertaining to telephone exchange service or telephone toll service received by a customer of AT&T. Except as provided herein, as between Supplier and AT&T, title to all Customer Information shall be in AT&T. Except as otherwise provided herein, no license or rights to any Customer Information are granted to Supplier hereunder. Except as otherwise set forth in this Section, Supplier’s use of the Customer Information to provide the Services AT&T requests in an Order or to fulfill its obligations in this Agreement shall not be limited.

b.	Supplier acknowledges that Customer Information received may be subject to certain privacy laws and regulations and requirements, including requirements of AT&T. Supplier shall consider Customer Information to be private, sensitive and confidential. Accordingly, with respect to Customer Information, Supplier shall comply with all applicable privacy laws and regulations and requirements, including, but not limited to, the CPNI restrictions contained in Section 222.

Accordingly, Supplier shall:

	1.	not use any CPNI to market or otherwise sell products to AT&T’s customers, except to the extent necessary for the performance of Services for AT&T or as otherwise approved or authorized by AT&T in this Agreement or in writing;

	2.	make no disclosure of Customer Information to any party other than AT&T, except to the extent necessary for the performance of Services for AT&T or except such disclosure required under force of law; provided that Supplier shall provide AT&T with notice immediately upon receipt of any legal request or demand by a judicial, regulatory or other authority or third party to disclose or produce Customer Information; Supplier shall furnish only that portion of the Customer Information that is legally required to furnish and shall provide reasonable cooperation to AT&T should AT&T exercise efforts to obtain a protective order or other confidential treatment with respect to such Customer Information;

3.	not incorporate any Customer Information into any database other than in a database maintained exclusively for the storage of AT&T’s Customer Information;

4.	not incorporate any data from any of Supplier’s other customers, including Affiliates of AT&T, into AT&T’s customer database;

5.	make no use whatsoever of any Customer Information for any purpose except to comply with the terms of this Agreement;

6.	make no sale, license or lease of Customer Information to any other party;

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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7.	restrict access to Customer Information to only those employees of Supplier that require access in order to perform Services under this Agreement;

8.	implement and comply with a data security plan, approved in advance in writing by AT&T such approval not to be unreasonably withheld, and other procedures as may be agreed by AT&T and Supplier relative to the security of Customer Information at all times in performing Services hereunder;

9.	prohibit and restrict access or use of Customer Information by any of Supplier’s other customers, Supplier’s Affiliates, or third parties except as may be agreed otherwise by AT&T;

10.	promptly return all Customer Information to AT&T upon expiration, Termination or Cancellation of this Agreement or applicable schedule or Order, unless expressly agreed or instructed otherwise by AT&T; and

11.	immediately notify AT&T upon Supplier’s awareness of (i) any breach of the above- referenced provisions, (ii) any disclosure (inadvertent or otherwise) of Customer Information to any third party not expressly permitted herein to receive or have access to such Customer Information, or (iii) a breach of, or other security incident involving, Supplier’s systems or network that could cause or permit access to Customer Information inconsistent with the above-referenced provisions, and such notice shall include the details of the breach, disclosure or security incident. Supplier shall fully cooperate with AT&T in determining, as may be necessary or appropriate, actions that need to be taken including, but not limited to, the full scope of the breach, disclosure or security incident, corrective steps to be taken by Supplier, the nature and content of any customer notifications, law enforcement involvement, or news/press/media contact etc., and Supplier shall not communicate directly with any AT&T customer without AT&T’s consent, which such consent shall not be unreasonably withheld.

4.4 Electronic Data Interchange (EDI)
a.	The Parties shall exchange Orders, payments, acknowledgements, invoices, remittance notices, and other records (“Data”) electronically, in place of tangible documents, and agree to exchange such Data in accordance with the Telecommunications Industry Forum EDI Guidelines for use of American National Standards Institute (ANSI) Accredited Standards Committee X12 transaction sets, unless they mutually agree to a proprietary format or another standard such as Extensible Markup Language (XML).

b.	The following additional conditions apply to any such exchanges:

1. Garbled Transmissions: If any Data is received in an unintelligible, electronically unreadable, or garbled form, the receiving Party shall promptly notify the originating Party (if identifiable from the received Data) in a reasonable manner. In the absence of such notice, the originating Party's record of the contents of such Data shall control.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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2.	Signatures: Each Party will incorporate into each EDI transmission an electronic identification consisting of symbol(s) or code(s) ("Signature"). Each Party agrees that any predetermined Signature of such Party included in or affixed to any EDI transmission shall be sufficient to verify such Party originated, “signed” and “executed” such transmission. No Party shall disclose to any unauthorized person the Signatures of the Parties hereto.

3.	Statute of Frauds: The Parties expressly agree that all Data transmitted pursuant to this clause shall be deemed to be a "writing" or "in writing" for purposes of the Uniform Commercial Code (“UCC”). Any such Data containing or having affixed to it a Signature shall be deemed for all purposes: (i) to have been "signed" and "executed"; and (ii) to constitute an "original" when printed from electronic files or records established and maintained in the normal course of business.

4.	Method of Exchange: Exchange of Data will be made by direct electronic or computer systems communication between AT&T and Supplier or by indirect communications using a third party service provider (“Provider”) or Value Added Network ("VAN") to translate, forward and/or store such Data. Each Party shall be responsible for the cost(s) and associated cost(s) of any Provider or VAN with which it contracts.

4.5 Entry on AT&T Property

a.	If the performance of the Services provided hereunder requires Supplier 's entry upon property owned or controlled by AT&T, Supplier is hereby notified that AT&T-owned buildings constructed prior to 1981 contain asbestos containing materials (“ACM”) and/or presumed asbestos containing materials (“PACM”) and may also contain both natural and artificial conditions and activities involving risk of harm. AT&T has not inspected such property for the purposes of this Agreement and has not taken any efforts to discover or make safe dangerous conditions or activities for the purpose of Supplier’s performance of Services.

b.	Supplier shall be responsible for inspecting the Services site for unsafe conditions and taking the necessary safety precautions for protection of Supplier, its employees, and agents and assuring a safe place for performance of the Services. As a material condition of this Agreement, Supplier, for itself and its employees and agents, assumes all risk of dangers associated with the property, including any potential asbestos exposure, and responsibility for OSHA notice requirements including:

	1.	contacting the appropriate AT&T Project manager responsible for the property to determine the presence, location and quantity of ACM/PACM that Supplier's employees may reasonably be expected to work in or adjacent to;

	2.	informing Supplier’s employees of the presence, location and quantity of ACM/PACM present in the property that Supplier's employees may reasonably be expected to work in or adjacent to and the precautions to be taken to ensure that airborne ACM/PACM is confined to the identified ACM/PACM area; and

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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3.	informing the appropriate AT&T Project manager and other employers of employees at the property, of the presence, location and quantity of any newly discovered ACM/PACM identified by Supplier within twenty-four (24) hours of discovery.

c.	Should Services require the drilling of vinyl asbestos containing floor tile, Supplier agrees that its employees and subcontractors performing such drilling shall use AT&T’s HD2 Procedure for Drilling Holes Through Vinyl Asbestos Floor Tile (“AT&T’s Procedure”) which has a Negative Exposure Assessment when drilling through such tile and that only employees and subcontractors who have received the training required to perform AT&T’s Procedure will perform such drilling.

d.	Supplier hereby releases AT&T from any and all claims or causes of action in connection with the responsibilities hereby assumed by Supplier, and agrees to indemnify, hold harmless and defend, AT&T, its Affiliates and their agents and employees against any Loss arising therefrom in accordance with the Section entitled “Indemnity.”

e.	If in Supplier's judgment, the Services, other than Services requiring the drilling of asbestos containing floor tile, should not proceed due to the presence of ACM/PACM, and/or any other unsafe condition, the correction of which may require changes or alterations in AT&T's operations or property, Supplier shall notify the AT&T Project manager immediately, and shall suspend the Services until Supplier and AT&T agree on the corrections or alterations necessary for the safe performance of the Services.

4.6 Independent Contractor

Supplier hereby represents and warrants to AT&T that:

a.	Supplier is engaged in an independent business and will perform all obligations under this Agreement as an independent contractor and not as the agent or employee of AT&T;

b.	Supplier’s personnel performing Services shall be considered solely the employees of Supplier and not employees or agents of AT&T;

c.	Supplier has and retains the right to exercise full control of and supervision over the performance of the Services and full control over the employment, direction, assignment, compensation, and discharge of all personnel performing the Services;

d.	Supplier is solely responsible for all matters relating to compensation and benefits for all of Supplier’s personnel who perform Services. This responsibility includes (i) timely payment of compensation and benefits, including, but not limited to, overtime, medical, dental, and any other benefit, and (ii) all matters relating to compliance with all employer obligations to withhold employee taxes, pay employee and employer taxes, and file payroll tax returns and information returns under local, state and federal income tax laws, unemployment compensation insurance and state disability insurance tax laws, social security and Medicare tax laws, and all other payroll tax laws or similar laws with respect to all Supplier personnel providing Services;

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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e.	Supplier shall indemnify, hold harmless and defend AT&T from all Losses related to Supplier’s failure to comply with the immediately preceding paragraph in accordance with the Section entitled “Indemnity.”

4.7 Reimbursable Expenses

AT&T is not responsible for any travel, meal or other business related expense incurred by Supplier whether or not incurred in its performance of its obligations under this Agreement, unless reimbursement of expenses is expressly authorized in this Agreement or an Order pursuant to this Agreement. If reimbursement of expenses is so authorized, in order to be reimbursable, each and every such expense must comply with the requirements of AT&T’s Vendor Expense Policy attached hereto and incorporated herein as Appendix Z. Supplier must provide in a timely manner receipts and other documentation as required by the Vendor Expense Policy and such additional documentation or information requested by AT&T to substantiate expenses submitted by Supplier for reimbursement.

4.8 Technical Support

Supplier will provide, at no additional cost to AT&T, full and complete technical assistance to AT&T for the Material and Services provisioned under this Agreement, including ongoing technical support and field Service and assistance, provision of technical bulletins and updated user manuals, and telephone assistance to assist with installation, operation, maintenance and problem resolution. The availability or performance of this technical support will not be construed as altering or affecting Supplier's obligations as set forth in the Warranty Section or as provided elsewhere in this Agreement. Field Service and technical support, including emergency support (service affecting), will be provided on site twenty-four (24) hours a day. Supplier will provide to AT&T, and keep current, an escalation document that includes names, titles and telephone numbers, including after-hours telephone numbers, of Supplier personnel responsible for providing technical support to AT&T. Supplier will maintain a streamlined escalation process to speed resolution of reported problems.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, which may be in duplicate counterparts, each of which will be deemed to be an original instrument.

Single Touch Interactive, Inc.		AT&T Services, Inc.

By: /s/James Darcey		By:	/s/Michelle H. Savini
Printed Name: James Darcey		Printed Name: Michelle H. Savini
Title: Sr. Vice President		Title: Procurement Director
Date:	4/11/08	Date:	4/08/08

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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Appendices

Appendix A - Description of Services & Deliverables

Note: Appendix A represents an example of the Services and Deliverables. Specific details and terms among AT&T, Supplier and customer for each case shall be provided in each Order.

Supplier shall provide the following Services:

Supplier shall provision, implement and maintain the Abbreviated Dial Code (“ADC”) Registry Program (patent pending) to be licensed for use by AT&T for the purpose of marketing and promoting customer retail locations and other programs that the Parties mutually agree to make available to the End Users through the ADC Registry Program through media outlets available to and through AT&T and its customers.

In connection with such Services, Supplier shall provide to AT&T the following deliverables:

Supplier shall create, configure, host and maintain a version of the ADC Registry Program for the purpose of marketing, and promoting the customer’s retail locations. The ADC Registry Program shall include each of the following:  One or several ADC(s) for callers to dial to access the ADC Registry Program as mutually agreed by the Parties;

  Detection of the nearest retail location and presenting that location to the End User;
  Voice interface for discovery of retail locations, selection of content, including but not limited to retail locations, maps and other information by End Users;

  Program management including the accessing and receiving of content, storage and integration with the voice and delivery infrastructures;
  Delivery of content to the End User’s handset;
  Billing the content charges to customer and maintaining the billing integration with customer, if needed;
  Maintain applicable licenses, fees and permissions necessary for the continued use of the ADC Registry Program technology, outside of AT&T’s roles and responsibilities;
  Network Operations Center support to AT&T and customer twenty-four (24) hours per day and seven days per week;

 Telecommunications infrastructure to accommodate End Users calling to access the ADC Registry Program.

A customer is a person, firm or organization that contracts AT&T to provide Services and Deliverables listed in Appendix A. AT&T in turn contracts Supplier to provide Services and Deliverables listed in Appendix A that AT&T does not produce or generate for customer use.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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Appendix B - Price(s)

Supplier shall provide the Services, including any applicable deliverables, for the following:

(a)	ADC Setup and Registry Fee: Supplier shall waive all ADC setup and registration fees. Supplier shall charge AT&T and AT&T shall pay STI [Omitted]per month for each ADC for Wal-Mart, Inc. and any of its entities. For other Orders, Supplier shall charge AT&T and AT&T shall pay STI [Omitted] per month per ADC. AT&T shall initially propose to customers a suggested price of no less than [Omitted] per month for each ADC provided, however, AT&T and its customers are free to negotiate any price they deem appropriate for the transaction. No additional fees other than those listed in tables 1, 2 and 3 below shall apply.

(b)	IVR Setup fee shall be [Omitted]for the current demo as well as any other model and numbers customer selects.

(c)	All license fees are waived for the length of the service or until customer decides to discontinue the service.

(d)	Call fee: AT&T shall pay to Supplier the number of minutes used for the month times the per minute fee as outlined in table 1 below corresponding to the minutes used for the calendar month.

The call fee includes all costs including carrier airtime.

Table 1

Total minutes per month	per minute fee

Less than 100,000	[Omitted]

Between 100,001 to 1,000,000	[Omitted]

Over 1,000,001	[Omitted]

(e)	Image/map fee: AT&T shall pay to Supplier the number of images/maps requested by End Users and delivered to the wireless carriers for the month times the per image/map fee as outlined in table 2 below corresponding to the images/maps requested by End Users and delivered to the wireless carriers during the calendar month. The image/map fee includes all costs including carrier airtime.

Table 2

Total images/maps per month	per image/map fee

Less than 100,000	[Omitted]

Between 100,001 to 1,000,000	[Omitted]

Over 1,000,001	[Omitted]

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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(f)	Message/voice alert fee: AT&T shall pay to Supplier the number of messages/voice alerts requested by End Users and delivered to the wireless carriers for the month times the per message/voice alert fee as outlined in table 3 below corresponding to the messages/voice alerts requested by End Users or customer and delivered to the wireless carriers during the calendar month. The message/voice alert fee includes all costs including carrier airtime.

Table 3

Total messages/voice alerts per month	per message/voice alert fee

Less than 100,000	[Omitted]

Between 100,001 to 1,000,000	[Omitted]

Over 1,000,001	[Omitted]

(g)	Supplier shall hold all prices in Appendix B constant for a period of two (2) years after the Effective Date of the Agreement. Thereafter, Supplier may raise prices in Appendix A the lesser of the actual US CPI-W increase, as listed in the Wall Street Journal, or two percent (2%). After the initial two (2) year period, Supplier shall not increase prices in Appendix B more than once in any twelve (12) month period.

(h)	If pricing or fees for Services is not listed in Appendix B of this Agreement, Parties shall negotiate those fees. These prices shall be subject to the conditions set forth in sections (g) above and 3.23, Most Favored Customer.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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Appendix C - Specifications

For specific performance requirements refer to Orders and/or Statement of Services.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

20071210.103. C

Appendix G - Prime Supplier MBE/WBE/DVBE Participation Plan

PRIME SUPPLIER MBE/WBE/DVBE PARTICIPATION PLAN

YEAR REPORTING:
PRIME SUPPLIER NAME: ADDRESS: COMPANY E-MAIL: TELEPHONE NUMBER:

DESCRIBE GOODS OR SERVICES BEING PROVIDED UNDER THIS AGREEMENT:

DESCRIBE YOUR M/WBE-DVBE OR SUPPLIER DIVERSITY PROGRAM AND THE PERSONNEL DEDICATED TO THAT PROGRAM

THE FOLLOWING, TOGETHER WITH ANY ATTACHMENTS IS SUBMITTED AS AN MBE/WBE/DVBE PARTICIPATION PLAN.
1.	GOALS
A. WHAT ARE YOUR MBE/WBE/DVBE PARTICIPATION GOALS?
	MINORITY BUSINESS ENTERPRISES (MBEs)	#DIV/0!
	WOMAN BUSINESS ENTERPRISES (WBEs)	#DIV/0!
	DISABLED VETERAN BUSINESS ENTERPRISES (DVBEs)	#DIV/0!
B. WHAT IS THE ESTIMATED ANNUAL VALUE OF THIS CONTRACT WITH:

Midwest Region:
(Wisconsin, Illinois, Indiana, Ohio, Michigan)
AT&T (NV) AT&T (CA)
East Region: (Connecticut) Southwest Region:

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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(Texas, Oklahoma, Kansas, Missouri, Arkansas)
AT&T Yellow Pages
AT&T Advanced Solutions
AT&T National Data Operations
AT&T Long Distance
AT&T Telecom
AT&T Internet Services
AT&T MSI
AT&T Services
AT&T Operations
Other

Note: Indicate dollar award(s) as it applies to this contract.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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C. WHAT ARE THE DOLLAR AMOUNTS OF YOUR PROJECTED MBE/WBE/DVBE PURCHASES:

MINORITY BUSINESS ENTERPRISES (MBEs) WOMAN BUSINESS ENTERPRISES (WBEs) DISABLED VETERAN BUSINESS ENTERPRISES (DVBEs)
2.	LIST THE PRINCIPAL GOODS AND SERVICES TO BE SUBCONTRACTED TO MBE/WBE/DVBEs OR DELIVERED THROUGH MBE/WBE/DVBE VALUE ADDED RESELLERS

DETAILED PLAN FOR USE OF M/WBEs-DVBEs AS SUBCONTRACTORS, DISTRIBUTORS, VALUE ADDED RESELLERS

For every product and service you intend to use, provide the following information. (attach additional sheets if necessary)

Company Name	Classification	Products/Services to	$ Value	Date to Begin
	(MBE/WBE/DVBE)	be provided

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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3.	SELLER AGREES THAT IT WILL MAINTAIN ALL NECESSARY DOCUMENTS AND RECORDS TO SUPPORT ITS EFFORTS TO ACHIEVE ITS MBE/WBE/DVBE PARTICIPATION GOAL(S). SELLER ALSO ACKNOWLEDGES THE FACT THAT IT IS RESPONSIBLE

FOR IDENTIFYING, SOLICITING AND QUALIFYING MBE/WBE/DVBE SUBCONTRACTORS, DISTRIBUTORS AND VALUE ADDED RESELLERS.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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4.	THE FOLLOWING INDIVIDUAL, ACTING IN THE CAPACITY OF MBE/WBE/DVBE COORDINATOR FOR SELLER, WILL:

ADMINISTER THE MBE/WBE/DVBE PARTICIPATION PLAN, SUBMIT SUMMARY REPORTS, AND

COOPERATE IN ANY STUDIES OR SURVEYS AS MAY BE REQUIRED IN ORDER TO DETERMINE THE EXTENT OF COMPLIANCE BY THE SELLER WITH THE

PARTICIPATION PLAN.

NAME: TITLE:

TELEPHONE NUMBER: AUTHORIZED SIGNATURE: DATE:

Submit your annual plan to sbcsd@att.com

[OMITTED BLANK FORM]

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

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Appendix H – Supplier Policy on MBE/WBE/DVBE, Environmental Considerations and Drug Testing

1) MBE/WBE/DVBE

Supplier strives to utilize a variety of vendors, including small, minority, and women-owned businesses. When subcontracting needs arise, Supplier will offer the opportunity for participation to qualified small, minority, and women-owned businesses. In addition, as internal purchasing opportunities arise, Supplier will query known MBE/WBE/DVBE for materials.

2) Environmental Considerations

Supplier actively supports and encourages initiatives to protect and preserve our environment.

Supplier currently recycles paper, cardboard, and ink cartridges. Paper and cardboard collection receptacles are available at each workstation. All employees are responsible for bringing his or her paper and cardboard to a common receptacle, which is then taken by the custodial staff to the recycling collection site for the building. Ink cartridges are collected in a common area and periodically returned to the manufacturer for recycling. In addition, during our procurement process, consideration is given to the recycled content of products in order to utilize those products made from recycled materials and that are environmentally friendly.

3) Certification of Drug-Free Workplace Program

Supplier is committed to providing a workplace free from the harmful effects of drug and alcohol abuse. The Company conducts pre-employment job applicant drug tests designed to prevent the hiring of individuals who use illegal drugs or misuse alcohol or prescription medication. If a job applicant refuses to test, has a positive confirmed drug test, or tampers with or adulterates a drug specimen, the applicant/employee will forfeit eligibility for employment. New employees are also notified that during their employment, drug tests will continue to be administered on a periodic, random basis.

Our Drug-Free workplace policy is detailed and clearly stated in our Employee Handbook. Upon hire, all employees are required to sign an Acknowledgement and Agreement regarding their understanding of the policy and consent to initial and ongoing drug tests, as requested. In addition, notification of our Drug-Free status is posted in a common area with other employee communications.

4) Products Available from the Blind or Other Handicapped (RESPECT)

Supplier supports and encourages the gainful employment of citizens with disabilities. Supplier is an equal employment opportunity employer and complies with all applicable laws prohibiting discrimination based on physical or mental disability. In accordance with applicable federal and state law, Supplier reasonably accommodates those individuals with disabilities.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

20071210.103. C

Appendix J - Order/Statement of Services

Order/Statement of Services

This Order is by and between Single Touch Interactive, Inc., a Nevada corporation (“Supplier”) and AT&T Services, Inc., a Delaware corporation (“AT&T”), and shall be governed pursuant to the terms and conditions of Agreement Number ***tbd***. Any terms and conditions in this Order that modify or change the terms and conditions of Agreement Number ***tbd*** shall apply to this Order only.

1.	Description of Services and Deliverables:

Services performed shall include but not be limited to:

2.	Term of Order:

[State the term required to perform Services.]

3.	Personnel to Perform the Services:

The personnel to perform such Services include:

4.	Location of Services:

Location of Services shall be at the following location:

5.	Prices:

6.	Payment:

Payment for all Services shall be at the rate of:

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

20071210.103. C

7.	Invoices/Billing Information:

________________________________ ________________________________ ________________________________ Invoices and billing information are to be sent:

8.	Project Manager/Point of Contact:

________________________________ ________________________________ ________________________________ The project manager and/or point of contact shall be:

9.	Name of Affiliate Ordering Services

IN WITNESS WHEREOF, the Parties have caused this Order to be executed, which may be in duplicate counterparts, each of which will be deemed to be an original instrument, as of the date the last Party signs.

Single Touch Interactive, Inc.	AT&T Services, Inc.
By:	By:
Printed Name: ***tbd***	Printed Name: ***tbd***
Title: ***tbd***	Title: Sr. Contract Manager
Date:	Date:
On behalf of ***tbd***

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

20071210.103. C

Appendix Z - Vendor Expense Policy 1.0 GENERAL

AT&T Vendor Expense Policy (VEP) provides guidelines to be followed by all vendors of AT&T in requesting reimbursement for business travel, meals and other business related expense. Expenses outside this policy are not reimbursable.

The following principles apply to requests for expense reimbursement:

When spending money that is to be reimbursed, vendors must ensure that an AT&T Company (“Company”) receives proper value in return. Prudent and proper judgment must be used in reporting and approving business expenses.

The concept that a vendor and their employees are ‘entitled’ to certain types or amounts of expenditures while conducting business with the Company is erroneous. Personal expenditures reported for reimbursement should be billed exactly as they were incurred. The use of averages for any type expenditure or combination of expenditures is not permitted except as specifically provided or documented in a contract.

Every vendor and AT&T employee who certifies or approves the correctness of any voucher or bill should have reasonable knowledge the expense and amounts are proper and reasonable. In the absence of the adoption of such policy, or existing contractual agreements, these guidelines are considered the minimum requirements for requesting reimbursement of Company funds. These policies should be included in any new or renewed contract with a contractor or consultant.

Deviations from this VEP must be approved in writing by the sponsoring Senior Manager or Officer of an AT&T company.

Employees should refer to the Section entitled “Payments” in the Schedule of Authorizations For Affiliates of AT&T, Inc. for appropriate vendor invoice authorization approval levels.

Receipts should be requested and reviewed for any unusual or out of the ordinary expenses or where the approver cannot make a reasonable determination on the propriety of the transaction without a receipt.

The origination of a given expenditure for business purposes is the responsibility of the vendor incurring the expense and the authorization of that expense is the responsibility of the appropriate level of AT&T management in accordance with the Schedule of Authorizations For Affiliates of AT&T, Inc.

1.1 Non-Reimbursable Expenses

The following expenses are considered non-reimbursable:

  Airline club membership fees, dues, or upgrade coupon
  Meals not consistent with AT&T employee policy
  Annual credit card fees
  Barber/Hairstylist/Beautician Expenses
  Car rental additional fees associated with high speed toll access programs

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

20071210.103. C

  Car Washes
  Entertainment expenses
  Health Club and Fitness facilities
  Hotel Safe rental
  Upgrades on airline fees
  Excessive tips, i.e., in excess of 15% of cost of meal or services, excluding tax
  PC, cell phone, and other vendor support expenses
  Meals not directly required to do business on the AT&T account (e.g. vendors cannot voucher lunch with each other simply to talk about AT&T)
  In-flight drinks
  Magazines & newspapers
  Personal entertainment
  Expenses associated with spouses or other travel companions
  Office expenses of vendors
  Surcharges for providing fast service (not related to delivery charges such as Fedex, UPS, etc.).

AT&T expects all vendors to complete the terms of contracts in the shortest period practicable. Charges for shortening the timeframe in which contracts are fulfilled are not permissible.

 Vendors may not submit expenses to cover meals or expenses for an AT&T employee, whether in a home location or on official travel

  Travel purchased with prepaid air passes.
  Birthday cakes, lunches, balloons, and other personal celebration/recognition costs
  Break-room supplies for the vendor, such as coffee, creamer, paper products, soft drinks, snack food
  Water (bottled or dispensed by a vendor)
  Clothing, personal care, and toiletries
  Laundry (except when overnight travel is required for 7 or more consecutive nights)
  Flight or rental car insurance
  Flowers, cards and gifts
  Hotel pay-per-view movies, Video Games and/or mini bar items
  High speed internet access in hotels (added to 3.5)
  Lost luggage
  Traffic or Parking Fines
  Tobacco Products
  Medical supplies
  Membership fees to exercise facilities or social/country clubs
  Movies purchased while on an airplane
  Phone usage on airline unless business emergency

Failure to comply with the above mentioned restrictions will result in the Company refusing payment of charges or pursuing restitution from the vendor.

2.0	RESPONSIBILITIES 2.1 Vendor’s Responsibility

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

20071210.103. C

AT&T’s sponsoring client managers will ensure that vendors have been covered on this policy prior to incurring any expenditures. Vendors and their sponsoring client managers are responsible for clarifying any questions or uncertainties they may have relative to reimbursable business expenses.

It is mandatory that financial transactions are recorded in a timely manner. Out-of-pocket business expense(s) for vendors that are not submitted for reimbursement within 90 calendar days from the date incurred are considered non-reimbursable. Company managers who are responsible for approving reimbursable expenses of vendors should ensure they are submitted and approved in a timely manner.

2.2 AT&T Sponsoring Management Responsibility

Prior to authorizing reimbursement to the vendor for expenditures, it is the responsibility of the AT&T managers authorizing the payment to determine that:

  The expenditure is reasonable and for a legitimate business purpose.
  The expenditure complies with the policies contained in this document, the Code of Business Conduct, and other applicable Company practices.
  All expenses are reviewed through Payment.Net or on form AT&T-4472APA and that expenses are prepared in accordance with proper accounting details.

In addition, the sponsoring AT&T managers are responsible for ensuring the Vendor Expense Policy has been communicated to each vendor, and that the information contained herein is proprietary/confidential information and ensures its security and confidentiality. The Vendor must agree to maintain this information in confidence.

3.0 TRAVEL POLICY

Vendors must first consider the feasibility of using videoconferencing or teleconferencing as an alternative to travel. Travel that is to be reimbursed by AT&T should be incurred only as necessary.

AT&T reserves the right to dispute any expense submittal and if not verifiable as valid may reject reimbursement. Reimbursements will be made to vendor only after expenses are verified as valid.

3.1	Travel Authorization

Travel requiring overnight stays must be approved by the sponsoring AT&T senior manager (5th level or above) and should be approved only if it is necessary for the vendor to travel to perform required work.

3.2	Travel Reservations

Vendors are expected to procure the most cost efficient travel arrangements, preferably equivalent to the AT&T discount rate. AT&T does not reimburse for travel purchased with prepaid air passes.

3.3	Travel Expense Reimbursement

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

20071210.103. C

Vendor travel expenses incurred for company business are reimbursable only as specified in these guidelines. Travel expenses may include the following: . transportation (airfare or other commercial transportation, car rental, personal auto mileage, taxi and shuttle service)

0	meals and lodging

0	parking and tolls

0	tips/porter service (if necessary and reasonable)

Vendors who stay with friends or relatives or other vendor employees while on a Company business trip will NOT be reimbursed for lodging, nor will they be reimbursed for expenditures made to reciprocate their hospitality by buying groceries, being host at a restaurant, etc.

The expense must be ordinary and necessary, not lavish or extravagant, in the judgment of the AT&T sponsoring management. Any reimbursement request must be for actual expenditures only.

3.4	Air Travel Arrangements

Vendors must select lowest logical airfare (fares available in the market at the time of booking, preferably well in advance of trip to attain lowest possible airfare). Vendors shall book coach class fares for all domestic travel at all times. First class bookings are not reimbursable. Vendors can request business class when a single segment of flight time (“in air time” excluding layovers or ground time) is greater than 5 hours, or when flights are intercontinental.

3.5	Hotel Arrangements

AT&T has established Market-Based Room Rate Guidelines for vendors to reference when making hotel reservations (see Addendum A). Vendors are expected to abide by these guidelines when making hotel arrangements. AT&T will only reimburse vendors up to the established room rate guideline in each market, or for actual hotel lodging charges incurred, whichever is less.

There must be a strong business justification for incurring any cost for internet access, and a request for reimbursement must be accompanied by a detailed explanation regarding reason for charge.

Note: Vendors must indicate the number of room nights on the transaction line when invoicing for reimbursement of hotel expenses. Copies of all hotel bills must be made available for any invoice containing lodging charges.

3.6	Ground Transportation

While away from their home location overnight, vendors are expected to utilize rapid transit or local shuttle service. If the hotel provides a complimentary shuttle, vendors are to use this service before paying for transportation. If complimentary service is not provided a taxi or other local transportation is reimbursable as a business expense. Tips provided to taxi drivers cannot exceed 15% of the value of the total fare

A rental car is appropriate when the anticipated business cost is less than that of other available public transportation. Except to the extent necessary to accommodate several travelers and/or luggage requirements, vendors will not be reimbursed for automobile rentals other than economy or mid- sized/intermediate models.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

20071210.103. C

"Loss Damage Waiver” and "Extended Liability Coverage" are not considered reimbursable. Prepaid fuel or refueling charges at the time of return are not reimbursable.

Rental cars should be refueled before returning to the rental company, since gas purchased through the rental company carries an expensive refueling service charge.

3.7	Use of Personal Vehicle

When use of personal vehicle is required, the currently applicable IRS mileage rate for miles driven for the business portion of the trip should be the maximum used to determine the amount to be reimbursed.

3.8	Parking

If airport parking is necessary, vendors must use long term parking facilities. Additional costs for short term, valet or covered parking are not reimbursable.

3.9	Entertainment

Entertainment expense is not reimbursable to vendors. Entertainment includes meal expense involving AT&T personnel, golf fees, tickets to events and related incidental expenses. Hotel charges for a pay-per-view movie, individual sightseeing tours, or other individual activities (i.e., golf, sporting event, movie, etc.) are not reimbursable.

3.10	Laundry and Cleaning

Reasonable laundry charges during business trips of seven or more consecutive nights are reimbursable based on actual expenses incurred.

3.11	Communications

The actual cost of landline telephone calls for AT&T business are reimbursable. The use of AT&T products is required when available.

AT&T will not reimburse vendors for cell phone bills. With prior consent of the sponsoring AT&T Senior Manager, only individual calls that exceed a vendor’s rate plan that are necessary to conduct business for AT&T may be reimbursed.

Charges for high speed internet access are not reimbursable.

3.12	Business Meals (Travel and Non-Travel)

Vendors are expected to find reasonably priced dining alternatives. As a general rule, vendors are expected to spend $42.00 or less per day inclusive of tax and gratuity. This includes all meals, beverages and refreshments purchased during the day. Requests for reimbursement should break out the amount for meals and list the related number of travel days. If breakfast is offered as part of the hotel accommodation rate, no additional reimbursement will be permitted for breakfast. Vendors may not submit expenses to cover meals or expenses for an AT&T employee, whether in a home location or on official travel.

AT&T managers authorizing invoices will be held accountable for ensuring that vendors are following this policy and are spending Company funds economically.

3.13	Flowers, Greeting Cards, Gifts and Incentive Awards

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

20071210.103. C

The cost of gifts, flowers, birthday lunches, or greeting cards is considered a personal expense and is not reimbursable. For example, vendors making a donation or providing a gift for a fund-raiser for AT&T may not submit such an expense to AT&T for reimbursement.

3.14 Loss or Damage to Personal Property

The Company assumes no responsibility for loss or damage to a vendor’s personal property during business functions or hours.

3.15 Publications

Subscriptions to or purchases of magazines, newspapers and other publications are not reimbursable.

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

								20071210.103.C

				ADDENDUM A

		AT&T 2007 Hotel Room Rate Only Guidelines

		2007			2007
City	St	Guideline	City	St	Guideline	City	St	2007 Guideline

Anchorage	AK	$200	Downers Grove	IL	$90	Teaneck	NJ	$140

Fairbanks	AK	$160	Hoffman Estates	IL	$110	Tinton Falls	NJ	$140

Ketchikan	AK	$135	Joliet	IL	$90	Warren	NJ	$160

Glennallen	AK	$135	Matteson	IL	$90	Whippany	NJ	$200

Fayetteville	AR	$90	Oak Lawn	IL	$110	Pahrump	NV	$90

Hot Springs	AR	$90	Peoria	IL	$90	Reno	NV	$110

Little Rock	AR	$90	Rosemont	IL	$155	Buffalo	NY	$135

Mesa	AZ	$140	Schaumburg	IL	$120	New York	NY	$325

Phoenix	AZ	$140	Springfield	IL	$90	Syracuse	NY	$135

Tempe	AZ	$155	Willowbrook	IL	$90	White Plains	NY	$200

Tucson	AZ	$140	Columbus	IN	$90	Tarrytown	NY	$200

Anaheim	CA	$110	Indianapolis	IN	$110	Vestal	NY	$175

Arcadia	CA	$110	South Bend	IN	$90	Canton	OH	$90

Bakersfield	CA	$110	Overland Pk	KS	$90	Cleveland	OH	$110

Barstow	CA	$110	Shawnee	KS	$120	Columbus	OH	$110

Buena Park	CA	$110	Topeka	KS	$90	Dayton	OH	$90

Burbank	CA	$135	Wichita	KS	$90	Dublin	OH	$110

Burlingame	CA	$175	Boston	MA	$279	Hudson	OH	$90

Carson	CA	$110	Cambridge	MA	$279	Independence	OH	$110

Dublin	CA	$110	Tewksbury	MA	$110	Pinkerington	OH	$90

Eureka	CA	$90	Columbia	MD	$110	Reynoldburg	OH	$90

Fresno	CA	$110	Greenbelt	MD	$175	Richfield	OH	$90

Garden Grove	CA	$110	Hagerstown	MD	$110	Toledo	OH	$110

Hayward	CA	$90	Ann Arbor	MI	$90	Youngstown	OH	$90

Irvine	CA	$155	Deaborn	MI	$110	Oklahoma City	OK	$120

Long Beach	CA	$135	Detroit	MI	$110	Tulsa	OK	$110

Los Angeles	CA	$140	Grand Rapids	MI	$110	Pittsburg	PA	$135

Oakland	CA	$110	Grandville	MI	$110	Memphis	TN	$155

Pasadena	CA	$155	Lansing	MI	$110	Abilene	TX	$110

Pleasanton	CA	$135	Livonia	MI	$110	Amarillo	TX	$110

Rancho Cordova	CA	$135	Plymouth	MI	$110	Austin	TX	$110

Riverside	CA	$135	Saginaw	MI	$90	Beaumont	TX	$90

Sacramento	CA	$110	Southfield	MI	$135	Corpus Christi	TX	$110

San Diego	CA	$140	Troy	MI	$110	Dallas	TX	$135

San Francisco	CA	$200	Minneapolis	MN	$135	El Paso	TX	$110

San Gabriel	CA	$135	Chesterfield	MO	$110	Houston	TX	$135

San Jose	CA	$135	Earth City	MO	$110	Irving	TX	$120

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.

								20071210.103.C

San Leandro	CA	$135	Festus	MO	$90	Lubbock	TX	$90

San Luis Obispo	CA	$110	Jefferson City	MO	$90	Plano	TX	$110

San Ramon	CA	$200	Joplin	MO	$90	Richardson	TX	$135

Santa Ana	CA	$120	Kansas City	MO	$110	San Antonio	TX	$135

Temucla	CA	$135	Maryland Heights	MO	$90	The Woodlands	TX	$135

Torrance	CA	$110	Poplar Bluff	MO	$90	Waco	TX	$90

Walnut Creek	CA	$160	St Josept	MO	$90	Chantilly	VA	$200

Denver	CO	$120	Saint Louis	MO	$110	Arlington	VA	$200

Colorodo Springs	CO	$140	Charlotte	NC	$110	Fairfax	VA	$200

Greenwood Village	CO	$140	Durham	NC	$110	Falls Church	VA	$200

Meriden	CT	$110	Triangle Park	NC	$140	Herndon	VA	$175

New Haven	CT	$140	BaskingRidge	NJ	$175	Sandston	VA	$120

Washington	DC	$250	Bernardsville	NJ	$175	Sterling	VA	$155

Wilmington	DE	$200	Bridgewater	NJ	$200	Vienna	VA	$225

Ft. Lauderdale	FL	$110	Cranbury	NJ	$155	Bellevue	WA	$175

Jacksonville	FL	$135	Edison	NJ	$135	Seattle	WA	$155

Orlando	FL	$110	Iselin	NJ	$155	Bellevue	WA	$175

Tampa	FL	$175	Morristown	NJ	$175	Appleton	WI	$110

Alpharetta	GA	$110	Parsippany	NJ	$200	Brookfield	WI	$110

Atlanta	GA	$135	Piscataway	NJ	$155	Milwaukee	WI	$110

Augusta	GA	$135	Princeton	NJ	$135	Madison	WI	$120

Lawrenceville	GA	$90	Red Bank	NJ	$135	Oak Creek	WI	$90

Arlington Heights	IL	$110	Short Hills	NJ	$250

Chicago	IL	$135	Somerset	NJ	$140

Cities not listed on this Top City Hotel Room Rate Only Guideline Matrix, default to $110.00 nightly rate

Proprietary and Confidential

This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting Parties.